Solar Thin Films Announces
 Acquisition of BudaSolar Technologies Co. Ltd.
Acquisition to bring new Process Technology and Pipeline

and

Solar Thin Films Announces Management Reorganization as a result of the
Proposed Acquisition of BudaSolar Technologies Co. Ltd.
New Organization to allow management to better focus on core businesses

DIX HILLS, NY--(MARKET WIRE)--April 8, 2009 -- Solar Thin Films, Inc. (OTC BB:SLTN.OB) today announced that it and its subsidiary, KRAFT Elektronikai Zrt. of Budapest, Hungary, has agreed to acquire BudaSolar Technologies Co. Ltd., also of Budapest, Hungary, in a transaction that management believes will bring new process expertise to the combined company, as well as an enhanced customer pipeline.

“In addition to bringing a highly qualified team of engineers and technicians together, we are thrilled to be working together again with Dr. Istvan Krafcsik, who, with Kraft’s Dr. Laszlo Farkas, co-founded Kraft over a decade ago. Dr. Krafcsik is a well regarded scientist with a long background in the photovoltaics industry, who together with a world-class development team located inside the Central Research Institute for Physics campus in Budapest, has already been able to bring improvements to our existing offering.”

Subject to the satisfaction of certain closing conditions, Kraft will acquire 100% of the share capital of BudaSolar and will issue to the BudaSolar Stockholders 49% of the share capital of Kraft.  As a result, the Company will own 51% of Kraft and our 51% owned Kraft subsidiary will, in turn, own 100% of the share capital of BudaSolar.  The closing  is scheduled to occur as soon as practicable, but in any event by April 30, 2009.  However, there can be no assurances that the share exchange will be consummated.

In addition, Kraft entered into five year employment agreements with each of Dr. Istvan Krafcsik and Attila Horvath as Chief Executive Officer and Chief Operating Officer of Kraft and its BudaSolar subsidiary, respectively.

Today, Solar Thin Films also announced that Peter Lewis will step down as CEO of the company to become Group Vice President, Equipment and Thin Films Division, so that he can better focus on the growing business opportunity afforded by Kraft’s proposed acquisition of BudaSolar. Mr. Lewis, whose focus  since joining the company in June of 2007 has been to strengthen the company’s thin film offering and improve its customer pipeline, will represent Solar Thin Films on the board of directors of the new combined company and will help lead an expanded worldwide marketing effort.

“We are very happy to bring together two complementary teams, both with significant expertise in equipment and processes associated with the production and installation of ‘turnkey’ amorphous silicon lines using a process that yields among the lowest cost solar modules available today world-wide”, said Bob Rubin, of Solar Thin Films. “To date, our collaboration has allowed us to offer a broader product line to prospective customers as a result of the joint Kraft/BudaSolar effort underway since last September and we are confident that the combined pipeline and marketing effort will yield positive results in the near future.”

“I am proud of the progress we have made at Kraft to migrate from an equipment supplier to a supplier of higher margin ‘turnkey’ amorphous silicon manufacturing lines”, noted Mr. Lewis. “Over the past 18 months, we have dramatically improved our product offering and quality assurance programs and have redirected our marketing effort at closing complete ‘turnkey’ lines as evidenced by our recent contract with Grupo Unisolar of Bejar Spain. Upon the consummation of the share exchange and the combination of the Kraft and BudaSolar teams, we intend to focus our future efforts on new product introductions and significantly expanding our sales pipeline.”

As part of the reorganization, Bob Rubin, Chairman, will also assume the responsibility of CEO, and will focus on expanding the solar businesses of Solar Thin Films beyond its Kraft and Solar Thin Power subsidiaries. Mr. Rubin noted, “I look forward to continuing my effort to expand the scope of Solar Thin Film’s businesses including first the prospective acquisition of Algatec, maker of metallurgical crystalline modules, and also our effort at ST Power to utilize both our thin film and soon metallurgical technology to build a power projects division”.

This press release is not a complete description of the amended and restated stock exchange agreement to acquire Buda Solar Technologies Co., Ltd. and reorganization of management. For additional information, a copy of the agreement and related transaction documents can be found in Solar Thin Film’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 7, 2009.

About Solar Thin Films, Inc.

Solar Thin Films (www.solarthinfilms.com) develops, manufactures and markets a complete line of manufacturing equipment for the production of "thin-film" amorphous silicon photovoltaic ("PV") modules through its subsidiary based in Budapest, Hungary. The Company sells both individual and "turnkey systems" to customers located in China, Spain and the United States. The Company believes that its line of thin-film photovoltaic manufacturing equipment positions it to take advantage of the rapidly growing demand for solar modules and an expected market shift towards "thin-film" PV modules as part of a cost effective, "clean technology" energy solution.

Forward-Looking Safe Harbor Statement

Statements in this news release regarding future financial and operating results, potential applications of the Company's technology, opportunities for the Company, and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "will," "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements including: limited operating history, need for future capital, and economic conditions generally. Additional information on potential factors that could affect results and other risks and uncertainties are detailed from time to time in the Company's periodic reports, including Forms 10-K, 10-Q, 8-K, and other forms filed with the Securities and Exchange Commission ("SEC").

These statements, and other forward-looking statements, are not guarantees of future performance and involve risks and uncertainties.